Lexmark reports first quarter results

•	Revenue and EPS at high end of guidance range
•	Growth in both managed print services and Perceptive Software revenue
•	Share repurchases and dividends totaled $40 million
•	Solutions offerings expanded and strengthened by two first quarter acquisitions
•	Announced sale of inkjet-related technology and assets

LEXINGTON, Ky., – April 23, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2013.

“In the first quarter, Lexmark delivered revenue and EPS at the high end of our guidance range, and we continued to grow our higher value segments,” said Paul Rooke, Lexmark chairman and chief executive officer. “We also remain focused on our transition from a hardware-centric to a solutions-centric company with the acquisitions of two software companies and the recently announced agreement to sell Lexmark’s inkjet-related technology and assets.

“Lexmark’s long history of free cash flow generation has enabled the company to complete eight software-focused acquisitions that are strengthening and expanding our solutions capabilities, and since 2011 return more than $500 million in combined dividends and share repurchases to our shareholders,” added Rooke.

First Quarter Results

GAAP revenue of $884 million includes $2 million of acquisition-related adjustments. Non-GAAP1 revenue of $886 million declined 11 percent compared with last year.

Earnings Per Share	1Q13	1Q12
GAAP	$0.54	$0.84
Adjustments	0.34	0.21
Non-GAAP	$0.88	$1.05

GAAP earnings per share for the first quarter of 2013 were $0.54, compared with GAAP earnings of $0.84 per share in the first quarter of 2012. Non-GAAP earnings were $0.88 per share compared with non-GAAP earnings of $1.05 per share in the first quarter of 2012.

The enactment of the American Taxpayer Relief Act of 2012 was not completed until 2013. Certain provisions of the Act benefiting the company’s 2012 federal taxes, including the extension of the research and experimentation tax credit for 2012, could not be recognized in the company’s 2012 financial results and instead were reflected in the company’s first quarter 2013 financial results. This favorably impacted earnings by $6 million ($0.09 per share).

Imaging Solutions and Services (ISS) revenue of $840 million declined 13 percent compared to the same period last year. Within ISS, Managed Print Services (MPS) revenue2 of $160 million grew 10 percent, Non-MPS revenue3 of $558 million declined 12 percent and Inkjet Exit revenue4 of $122 million declined 34 percent year to year. Inkjet Exit revenue represented 14 percent of total company revenue and is expected to decline as a percentage of total revenue as the trailing inkjet supplies revenue from the installed base of inkjet printers decreases over time.

Perceptive Software revenue was $44 million. Perceptive Software revenue, excluding acquisition-related adjustments of $2 million, was $46 million and grew 54 percent compared to the same period in 2012.

Hardware revenue of $181 million and Supplies revenue of $609 million declined 9 percent and 16 percent, respectively. Software and Other revenue of $94 million grew 34 percent, or 37 percent excluding acquisition-related adjustments.

Lexmark continues to focus on growing workgroup laser hardware and supplies, MPS, and software revenue.

First Quarter 2013 GAAP results:
•	Revenue was $884 million compared to $992 million last year.
•	Gross profit margin was 37.8 percent versus 38.4 percent in 2012.
•	Operating expense was $281 million compared to $292 million last year.
•	Operating income margin was 6.1 percent compared to 9.0 percent in 2012.
•	Net earnings were $35 million compared to 2012 net earnings of $61 million.

First Quarter 2013 Non-GAAP results:
•	Revenue was $886 million compared to $993 million last year.
•	Gross profit margin was 39.8 percent versus 39.4 percent in 2012.
•	Operating expense was $272 million compared to $282 million last year.
•	Operating income margin was 9.1 percent compared to 11.0 percent last year.
•	Net earnings were $57 million compared to $76 million in 2012.

In the first quarter of 2013, net cash provided by operating activities was $38 million, free cash flow5 was negative $5 million, capital expenditures were $43 million, and depreciation and amortization was $62 million. The company ended the quarter with $880 million in cash and marketable securities.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

Lexmark is continuing to execute on its stated capital allocation framework of returning more than 50 percent of free cash flow5 to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions. Lexmark has returned more than $500 million to shareholders through dividends and share repurchases since July 2011.

In the first quarter of 2013, Lexmark paid a dividend of $0.30 per share totaling $19 million and also repurchased 0.9 million of the company’s shares for $21 million. The company’s remaining share repurchase authorization is currently $230 million.

Lexmark Strengthens and Expands Enterprise Content Software and Solutions

During the first quarter, Lexmark completed two acquisitions that expand and strengthen the company’s enterprise content management software and solutions offerings.

•	Twistage

Twistage offers an industry-leading, cloud software platform for managing video, audio and image content. Twistage’s framework easily integrates with customers’ existing applications and is flexible and adaptable – bridging gaps in a company’s media management infrastructure.

Twistage’s technology enables customers to securely consume rich media in virtually any format, and also manage and deliver content within their firewalls and outside the walls of their networks. The company’s architecture minimizes costs through a scalable and decentralized approach, equipping organizations to realize a return on their existing rich media assets across a wide range of mobile and desktop devices.

When combined with Lexmark, Twistage will enable customers to capture, manage and access all of their content, including rich media content assets, within the context of their business processes and enterprise applications.

•	AccessVia

AccessVia’s customers benefit from industry-leading signage solutions to create and produce retail shelf-edge materials, all from a single platform. These materials can be directed to a variety of output devices and published to digital signs or electronic shelf tags.

AccessVia’s software prints on-demand in stores on monochrome and color laser printers, smart multifunction products and on handheld devices in the aisle, or centrally in high-speed production print facilities.

The technology also enables customers to publish to digital shelf signs, large digital displays or electronic shelf labels. AccessVia’s Web-based software tools can be delivered via their cloud-based software-as-a-service as well as an on-premise installation. Regardless of the deployment model, the tools are readily available and easy to use.

AccessVia, when combined with Lexmark’s managed print services and expertise in delivering print and document process solutions to the retail market, will enable customers to quickly design and produce in-store signage for better and more timely merchandising in a highly distributed store environment.

AccessVia’s signage software platform provides paper and digital solutions to more than 75 retailers with more than 60,000 stores. Some of the well recognized brands and retailers that use AccessVia include Best Buy, Office Depot, Safeway, Family Dollar and El Corte Ingles.

Sale of Inkjet-Related Technology and Assets Announced

On April 1, 2013, an agreement was announced that Funai Electric Company, Ltd. will acquire Lexmark’s inkjet-related technology and assets for approximately $100 million. Upon closing of the transaction, Funai will acquire more than 1,500 inkjet patents, Lexmark’s inkjet-related research and development assets and tools, all outstanding shares and the manufacturing facility of Lexmark International (Philippines), Inc., and other inkjet-related technologies and assets. The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2013.

For Lexmark customers and distributors, there will not be a disruption of service or support as they continue to work directly with Lexmark. Lexmark will continue to support its installed base of customers in the sale of aftermarket inkjet supplies and will continue to provide customer technical and warranty support.

New Debt Issuance and Redemption

During the first quarter Lexmark issued registered public debt in an aggregate principal amount of $400 million, maturing March 15, 2020. The seven-year unsecured senior notes have a coupon and effective yield to maturity of 5.125%. On March 31, 2013, Lexmark used a portion of the net proceeds from the offering to redeem all of its $350 million, 5.90% Senior Notes at a premium of $3.2 million, prior to their scheduled June 1, 2013, maturity date. The remaining net proceeds from the $400 million debt issuance will be used for general corporate purposes, including to repay other debt, finance capital expenditures and operating expenses, fund share repurchases, fund dividends, finance acquisitions, and invest in any subsidiaries.

Looking Forward

In the second quarter of 2013, the company expects a continued negative impact from the decision to exit inkjet. Revenue is currently expected to decline 6 to 8 percent year on year. GAAP earnings per share in the second quarter of 2013 are expected to be around $0.42 to $0.52, compared with GAAP earnings per share of $0.55 in the second quarter of 2012. Non-GAAP earnings per share in the second quarter of 2013 are expected to be around $0.80 to $0.90, compared with non-GAAP earnings per share of $0.89 in the second quarter of 2012. Second quarter 2013 guidance excludes expected gains from the closing of the inkjet sale transaction, which is scheduled to close in the second quarter of 2013.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 27117589.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a Lexmark company, is a leading provider of process, intelligent capture and content management software that helps organizations fuel greater operational efficiency. In 2012, Lexmark sold products in more than 170 countries and reported $3.8 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; market acceptance of new products; inability to realize all of the anticipated benefits of the company’s acquisitions; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; decreased supplies consumption; possible changes in the size of expected restructuring costs, charges, and savings; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on imaging and software solutions, including enterprise content management, intelligent capture and business process management solutions; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

(1)
In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related, acquisition and divestiture-related, and debt extinguishment-related adjustments.  The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)	MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.
(3)
Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(4)	Inkjet Exit revenue is defined as consumer and business inkjet hardware and supplies that the company is exiting.
(5)	Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31
	2013	2012
Revenue:
Product	$787.4	$914.9
Service	96.9	77.6
Total Revenue	884.3	992.5
Cost of revenue:
Product	465.3	537.0
Service	77.0	69.8
Restructuring related costs	7.4	4.3
Total Cost of revenue	549.7	611.1
Gross profit	334.6	381.4

Research and development	81.6	96.7
Selling, general and administrative	203.0	190.6
Restructuring and related (reversals) charges	(4.0)	4.7
Operating expense	280.6	292.0

Operating income	54.0	89.4

Interest expense (income), net	9.5	7.1
Other expense (income), net	1.0	0.2
Loss on extinguishment of debt	3.3	-

Earnings before income taxes	40.2	82.1

Provision for income taxes	5.4	21.3
Net earnings	$34.8	$60.8

Net earnings per share:
Basic	$0.55	$0.85
Diluted	$0.54	$0.84

Shares used in per share calculation:
Basic	63.7	71.2
Diluted	64.7	72.3
Cash dividends declared per common share	$0.30	$0.25

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	March 31	December 31
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$149.7	$212.4
Marketable securities	730.3	693.4
Trade receivables, net	493.5	523.6
Inventories	276.3	277.3
Prepaid expenses and other current assets	223.4	214.6
Total current assets	1,873.2	1,921.3

Property, plant and equipment, net	829.6	845.3
Marketable securities	6.5	6.3
Goodwill	391.0	378.7
Intangibles, net	235.1	231.4
Other assets	125.5	142.0
Total assets	$3,460.9	$3,525.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$-	$350.0
Accounts payable	471.2	512.6
Accrued liabilities	520.2	582.1
Total current liabilities	991.4	1,444.7

Long-term debt	699.6	299.6
Other liabilities	490.5	499.5
Total liabilities	2,181.5	2,243.8

Stockholders' equity:
Common stock and capital in excess of par	906.9	901.6
Retained earnings	1,522.6	1,507.5
Treasury stock, net	(865.4)	(844.4)
Accumulated other comprehensive loss	(284.7)	(283.5)
Total stockholders' equity	1,279.4	1,281.2
Total liabilities and stockholders' equity	$3,460.9	$3,525.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	1Q13	1Q12
GAAP	$35	$61
Restructuring-related charges & project costs	7	8
Acquisition-related adjustments	13	7
Loss on extinguishment of debt	2	-
Non-GAAP	$57	$76

Earnings Per Share	1Q13	1Q12
GAAP	$0.54	$0.84
Restructuring-related charges & project costs	0.10	0.11
Acquisition-related adjustments	0.20	0.10
Loss on extinguishment of debt	0.04	-
Non-GAAP	$0.88	$1.05

Earnings Per Share Guidance	2Q13	2Q12
GAAP	$0.42 - $0.52	$0.55
Restructuring-related charges & project costs	0.14	0.10
Acquisition-related adjustments	0.24	0.24
Non-GAAP	$0.80 - $0.90	$0.89

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures

Totals may not foot due to rounding

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	1Q13	1Q12
GAAP	$884	$992
Acquisition-related adjustments (1)(2)	2	0
Non-GAAP	$886	$993

Software and Other Revenue (In Millions) **	1Q13	1Q12
GAAP	$94	$70
Acquisition-related adjustments (1)(2)	2	0
Non-GAAP	$97	$71

Perceptive Software Revenue (In Millions) ***	1Q13	1Q12
GAAP	$44	$30
Acquisition-related adjustments (1)(2)	2	0
Non-GAAP	$46	$30

Gross Profit (In Millions)	1Q13	1Q12
GAAP	$335	$381
Restructuring-related charges & project costs (3)(4)	7	4
Acquisition-related adjustments (1)(2)	11	6
Non-GAAP	$353	$391

Gross Profit Margin (%)	1Q13	1Q12
GAAP	37.8%	38.4%
Restructuring-related charges & project costs	0.8%	0.4%
Acquisition-related adjustments	1.2%	0.6%
Non-GAAP	39.8%	39.4%

Operating Expense (In Millions)	1Q13	1Q12
GAAP	$281	$292
Restructuring-related charges & project costs (3)(4)	(2)	(6)
Acquisition-related adjustments (1)(2)	(7)	(4)
Non-GAAP	$272	$282

Operating Income (In Millions)	1Q13	1Q12
GAAP	$54	$89
Restructuring-related charges & project costs (3)(4)	9	10
Acquisition-related adjustments (1)(2)	18	10
Non-GAAP	$81	$109

Operating Income Margin (%)	1Q13	1Q12
GAAP	6.1%	9.0%
Restructuring-related charges & project costs	1.0%	1.0%
Acquisition-related adjustments	2.0%	1.0%
Non-GAAP	9.1%	11.0%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures

Totals may not foot due to rounding

*
Year-to-year Revenue growth was approximately -11% on a GAAP basis and -11% on a non-GAAP basis. Financial results in the first quarter of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was approximately 34% on a GAAP basis and 37% on a non-GAAP basis. Financial results in the first quarter of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was approximately 50% on a GAAP basis and 54% on a non-GAAP basis. Financial results in the first quarter of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

(1)
Amounts for the three months ended March 31, 2013, include total acquisition-related adjustments of $17.8 million with $2.1 million, $8.5 million, $0.2 million and $7.0 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended March 31, 2012, include total acquisition-related adjustments of $9.7 million with $0.4 million, $5.3 million, $0.1 million and $3.9 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended March 31, 2013, include total restructuring-related charges and project costs of $9.1 million with $7.4 million and $5.7 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(4.0) million in Restructuring and related (reversals) charges.

(4)
Amounts for the three months ended March 31, 2012, include total restructuring-related charges and project costs of $10.0 million with $4.3 million and $1.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $4.7 million in Restructuring and related (reversals) charges .

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into three broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration  costs may consist of information technology expenses, including software and systems to be implemented in acquired companies, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the  Company’s performance on a continuing and comparable basis.

3) Loss on Early Extinguishment of Debt
The Company has extinguished debt prior to its scheduled maturity which has resulted in non-operating expenses which otherwise would not have been incurred. The size of these items can vary significantly depending on timing of the debt maturity versus execution of the redemption and the Company does not consider these items to be part of typical non-operating expenses of the business.  Debt extinguishment related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of premium and redemption fees paid as well as the write-off of unamortized debt issuance costs and original issue discount.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.